Exhibit (h)(5)(i)

March 30, 2016

State Street Bank and Trust Company

Channel Center, Mailstop CCB0502

1 Iron Street

Boston, MA 02210

Attention: Thomas P. Barry, Vice President

Re:	HIGHLAND FUNDS I (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as HIGHLAND MERGER ARBITRAGE FUND (the “Fund”).

In accordance with Section 19, the Additional Funds provision, of the Master Sub-Administration Agreement dated as of January 7, 2013 by and among State Street Bank and Trust Company (the “Sub-Administrator”) and Highland Capital Management Fund Advisors, L.P. (f/k/a Pyxis Capital, L.P.) (the “Administrator”) (as amended, modified, or supplemented from time to time, the “Agreement”), by this letter the Administrator hereby requests that you act as Sub-Administrator for the new Fund under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to the Sub-Administrator, as of the date hereof, its representations and warranties set forth in Section 4(f) of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Administrator and retaining one for your records.

Also, attached for your records is a revised copy of the Schedule A to the Agreement, which reflects the above-referenced changes.

Sincerely,

HIGHLAND FUNDS I
on behalf of:
HIGHLAND MERGER ARBITRAGE FUND

By:	/s/ Dustin Norris
Name:	Dustin Norris
Title:	Asst. Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date: April 1, 2016

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts and Funds

Highland Funds I

Highland Floating Rate Opportunities Fund

Highland Long/Short Equity Fund

Highland Long/Short Healthcare Fund

Highland Merger Arbitrage Fund

Highland Funds II

Highland Energy MLP Fund